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                                                                  Exhibit (d)(7)

                               FORWARD FUNDS, INC.

                        INVESTMENT SUB-ADVISORY AGREEMENT

     AGREEMENT, dated as of December 31, 2002, among New York Life Investment Management, LLC, (the "Sub-Adviser"), Forward Funds, Inc. (the "Company"), and Forward Management, LLC (the "Adviser") on behalf of the Sierra Club Equity Fund and the Sierra Club Balanced Fund (the "Funds"), series in organization of the Company.

     WHEREAS, the Company is a Maryland corporation of the series type organized under Articles of Incorporation dated October 3, 1997 (the "Articles") and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company, and the Fund is a series of the Company; and

     WHEREAS, the Adviser is expected to be retained by the Company to provide investment advisory services to the Funds with regard to the Funds' investments as further described in the Company's registration statement on Form N-1A (the "Registration Statement") and pursuant to an Investment Management Agreement expected to be entered into between the Company and the Adviser ("Investment Management Agreement"); and

     WHEREAS, the Adviser has entered into a Securities Industry Licensing Agreement dated August 19, 2002 with the Sierra Club (the "Sierra Club Agreement") to operate certain mutual funds that use the Sierra Club's investment screen, marks and other content; and

     WHEREAS, the Funds have been organized to serve as the first exclusive environmentally branded mutual fund products of the Company for which the investment activities will be conducted in a manner consistent with the principles and standards espoused by the Sierra Club; and

     WHEREAS, the Company's Board of Directors (the "Directors"), including a majority of the Directors who are not "interested persons," as defined in the 1940 Act, and the Funds' stockholders are expected to consider approval of establishment of the Sierra Club Balanced Fund and the appointment of the Sub-Adviser to perform certain investment advisory services for the Company on behalf of the Funds pursuant to this Sub-Advisory Agreement and as described in the Registration Statement, and the Sub-Adviser is willing to perform such services for the Fund; and

     WHEREAS, this Agreement would become effective upon required approval by the Company's Board of Directors and each Fund's stockholders as specified above and

     WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act").

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Company and the Sub-Adviser as follows:

Appointment. The Adviser hereby appoints the Sub-Adviser to perform advisory services to the Funds for the periods and on the terms set forth in this Sub-Advisory Agreement. The Sub-

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Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

Investment Advisory Duties. Subject to the supervision of the Directors of the Funds and the Adviser, the Sub-Adviser will, in coordination with the Adviser as described below, (a) provide a program of continuous investment management for the Funds; (b) make investment decisions for the Funds; and (c) place orders to purchase and sell securities for the Funds. Adviser will provide Sub-Adviser with a list of investments ("Environmentally Qualified Investments") which fulfill the Funds' investment objectives, policies and limitations as stated in the Funds' Prospectus and Statement of Additional Information included as part of the Funds' Registration Statement filed with the Securities and Exchange Commission, as they may be amended from time to time. All such purchases shall be either of securities contained on the list of securities or of securities that are government securities (within the meaning of Section 2(a)(16) of the 1940 Act, "Government Securities.") Adviser will update the list periodically, and Sub-Adviser will rely on and select investments from this list.

     In performing its investment management services to the Funds under the terms of this Agreement, the Sub-Adviser will provide the Funds with ongoing investment guidance and policy direction. The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

     (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the U.S. Internal Revenue Code of 1986, as amended (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Directors, as they may be amended from time to time, copies of which shall be provided to the Sub-Adviser by the Adviser;

     (b) use reasonable efforts to manage the Funds so that they will qualify, and continue to qualify, as a regulated investment companies under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Adviser shall not be responsible for the tax effect or decisions made by any other person;

     (c) place orders pursuant to its investment determinations for the Funds, in accordance with applicable policies expressed in the Funds' Prospectuses and/or Statement of Additional Information established through written guidelines determined by the Fund and provided to the Sub-Adviser by the Adviser, and in accordance with applicable legal requirements

     (d) furnish to the Company and the Adviser statistical information the Company or the Adviser may reasonably request with respect to the Funds' assets In addition, the Sub-Adviser will keep the Company, the Adviser and the Directors informed of developments which the Sub-Adviser reasonably believes will materially affect the Funds' portfolio

     (e) make available to the Funds' administrator, PFPC Inc. (the "Administrator"), the Adviser and the Company, promptly upon their request, such copies of its investment records and ledgers with respect to the Funds as may be required to assist the Adviser, the Administrator and the Company in their compliance with applicable laws and regulations. The Sub-Adviser will furnish the Directors, the Administrator, the Adviser and the Company with such periodic and special reports regarding the Funds as they may reasonably request;

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     (f)  meet periodically with the Adviser and the Directors, in person or by teleconference, to explain its investment management activities, and any reports related to the Funds as may reasonably be requested by the Adviser and/or the Company;

     (g) immediately notify the Adviser and the Funds to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Sub-Advisory Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Sub-Adviser further agrees to notify the Funds and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Funds' Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

     (h) immediately notify the Adviser if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Funds. For the purposes of this paragraph, a "material adverse change" shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality; and

     (i) use no inside information that may be in its possession in making investment decisions for the Funds nor will he Sub-Adviser seek to obtain any such information.

     3. Futures and Options. The Sub-Adviser's investment authority shall include, to the extent permitted under Section 2, the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon.

     The Sub-Adviser may: (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as "Brokerage Accounts") on behalf of and in the name of the Funds; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Sub-Adviser may, using such of the securities and other property in the Brokerage Accounts as the Sub-Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Funds, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.

     PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (THE "COMMISSION") IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE CLIENTS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY

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TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMISSION HAS NOT REVIEWED OR
APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

The Funds represent and warrant that they are "qualified eligible clients" within the meaning of CFTC Regulations Section 4.7 and, as such, consents to treat the Funds in accordance with the exemption contained in CFTC Regulations
Section 4.7(b).

     4. Investment Guidelines. In addition to the information to be provided to the Sub-Adviser under Section 2 hereof, the Company or the Adviser shall supply the Sub-Adviser with such other information as the Sub-Adviser shall reasonably require concerning the Funds' investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Funds' investments.

     The Sub-Adviser, from time to time in its discretion, may suggest additional securities and issuers to the Adviser. Adviser will inform Sub-Adviser as to the suitability of such investments.

     5. Representations, Warranties and Covenants of the Company, Adviser and Sub-Adviser. The Company represents, warrants and covenants that (i) a copy of its Registration Statement together with all amendments thereto, is on file in the office of the U.S. Securities and Exchange Commission, (ii) the appointment of the Adviser has been duly authorized, (iii) the appointment of the Sub-Adviser has been duly authorized, and (iv) it has acted and will continue to act in conformity with all applicable laws.

     The Adviser represents, warrants and covenants that (i) it is authorized to perform the services herein, (ii) the appointment of the Sub-Adviser has been duly authorized, and (iii) it has and will continue to act in conformity with all applicable laws.

     The Sub-Adviser represents and warrants that (i) it is registered as an investment adviser with the SEC, (ii) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment adviser.

     6. Use of Securities Brokers and Dealers. Purchase and sale orders will usually be placed with brokers which are selected by the Sub-Adviser as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Sub-Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Funds, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser's research and portfolio management capability generally. It is further understood in accordance with
Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Funds' or the Sub-Adviser's overall responsibilities to the Sub-Adviser's discretionary accounts.

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     Neither the Sub-Adviser nor any parent, subsidiary or related firm shall act as a securities broker with respect to any purchases or sales of securities which may be made on behalf of the Funds. Unless otherwise directed by the Company or the Adviser in writing, the Sub-Adviser may utilize the service of whatever independent securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution.

     7. Compensation. For the services specified in this Agreement, the Company agrees to pay compensation to the Sub-Adviser equal to an annual rate specified below for Funds assets managed by the Sub-Adviser (the "Sub-Advisory Fee"). The Sub-Advisory Fee shall be computed and accrued daily and paid quarterly in arrears based on the average daily net asset value of the Funds as determined according to the manner provided in the then-current prospectus of the Funds. The Sub-Adviser agrees to reduce the Sub-Advisory fee by 50% for the calendar year 2003. The Sub-Adviser may be reimbursed, on or before the fourth anniversary of the Funds' commencement of operations as Sierra Club Funds, for the Sub-Advisory Fee reduction made during that first year subject to approval of the Directors and subject to the Funds' ability to maintain total operating expenses at or below any expense limitation applicable to the Funds and stated in its prospectus.

       Total Funds Asset Level
       -----------------------
     (annual rates apply to the
     --------------------------
      portion of assets at the
      ------------------------
        corresponding level)              Equity Fund (annual rates)       Balanced Fund (annual rates)
        -------------------               --------------------------       ----------------------------
Less than $100 million                             0.45%                             0.37%
$100 million to less than $250 million             0.40%                             0.32%
$250 million to less than $500 million             0.35%                             0.27%
$500 million and over                              0.30%                             0.22%

     8. Fees and Expenses. The Sub-Adviser shall not be required to pay any expenses of the Funds other than those specifically allocated to the Sub-Adviser in this Section 8. In particular, but without limiting the generality of the foregoing, the Sub-Adviser shall not be responsible for the following expenses of the Fund: organization and certain offering expenses of the Funds (including out-of-pocket expenses, but not including the Sub-Adviser's overhead and employee costs); fees payable to the Sub-Adviser and to any other Funds advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Funds in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Company's officers and employees; fees and expenses of the Funds' Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Funds; payments to the Administrator for maintaining the Funds' financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of

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securities issued by the Funds; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Funds for sale; freight, insurance and other charges in connection with the shipment of the Funds' portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Funds, or of entering into other transactions or engaging in any investment practices with respect to the Funds; expenses of printing and distributing Prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the Funds' business) of officers, directors and employees of the Company who are not interested persons of the Sub-Adviser; and travel expenses (or an appropriate portion thereof) of officers or Directors of the Company who are officers, directors or employees of the Sub-Adviser to the extent that such expenses relate to attendance at meetings of the Directors with respect to matters concerning the Funds, or any committees thereof or advisers thereto.

     9. Books and Records. The Sub-Adviser agrees to maintain such books and records with respect to its services to the Funds as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Sub-Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Funds and will be surrendered promptly to the Company upon its request except that the Sub-Adviser may retain copies of such documents as may be required by law. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws and regulations.

     10. Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Funds are adhered to, the Funds agree that the Sub-Adviser may aggregate sales and purchase orders of securities held in the Funds with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or with accounts of the affiliates of the Sub-Adviser, if in the Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Funds taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Funds acknowledge that the determination of such economic benefit to the Funds by the Sub-Adviser represents the Sub-Adviser's evaluation that the Funds may be benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

     11. Liability. Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Company, the Funds, their shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or person with respect to the Funds.

     Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law and/or for any loss suffered by the Company, the Funds, their shareholderss and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Company, the Funds and/or their shareholders which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

     The Company on behalf of the Funds, hereby agrees to indemnify and hold harmless the Sub-Adviser, its directors, officers and employees and agents and each person, if any, who controls the Sub-Adviser (collectively, the "Indemnified Parties") against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Company or Funds, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended, the Advisers Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (1) any act, omission, error and/or mistake of any other fiduciary and/or any other person; or (2) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in (a) the Registration Statement, the prospectus or any other filing, (b) any advertisement or sales literature authorized by the Company for use in the offer and sale of shares of the Funds, or (c) any application or other document filed in connection with the qualification of the Company or shares of the Funds under the Blue Sky or securities laws of any jurisdiction, except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission (i) in a document prepared by the Sub-Adviser, or (ii) made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Sub-Adviser pertaining to or originating with the Sub-Adviser for use in connection with any document referred to in clauses (a), (b) or (c).

     It is understood, however, that nothing in this paragraph 11 shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Company, Funds and/or theirshareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

     12. Limited Exclusivity. The Sub-Adviser agrees that it will not provide similar services to any other mutual fund which holds itself out to the public as "Environmentally Qualified" or otherwise "Socially Responsible" within the common meanings of those terms. Other than that, it is understood that the services of the Sub-Adviser are not exclusive, and that nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment advisory clients, including but not by way of limitation, investment companies or to other series of investment companies, including the Company (whether or not their investment objectives and policies are similar to those of the Funds) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser's ability to meet its obligations to the Funds hereunder. When the Sub-Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Adviser recommends the purchase or sale of the same security for the Funds, it is understood that in light of its fiduciary duty to the Funds, such transactions will be executed on a basis that is fair and equitable to the Funds. In connection with purchases or sales of portfolio securities for the account of the Funds, neither the Sub-Adviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Sub-Adviser provides any advice to its clients concerning the shares of the Funds, the Sub-Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Company or the Funds.

     The Sub-Adviser provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Funds, any security which the Sub-Adviser, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

     13. Materials. The Adviser shall not publish or distribute or allow the Funds to publish or distribute any advertising or promotional material regarding the provision of investment advisory services by the Sub-Adviser pursuant to this Agreement, without the prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld or delayed. Materials substantially similar to materials approved on an earlier occasion shall also be deemed approved. The Sub-Adviser will be provided with any Registration Statements containing references or information with respect to the Sub-Adviser prior to the filing of same with any regulatory authority and afforded the opportunity to comment thereon.

     The Sub-Adviser shall not use any proprietary markings or materials of the Sierra Club, including, without limitation, the Sierra Club Marks (as defined below), without the prior written approval of the Adviser and the Sierra Club. "Sierra Club Marks" means the Sierra Club's trademarks (including wordmarks, designs and logos), service marks, tradedress, taglines and tradenames used, adopted or otherwise protected by the Sierra Club.

     14. Duration and Termination. This Agreement shall become effective on the latest of the requisite approval by the Company's Board of Directors, the requisite approval of each Fund's shareholders and the Fund's commencement of operations. This Agreement shall continue until December 31, 2003, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of each Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

     Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Funds upon the vote of a majority of the Directors or by vote of the majority of either Fund's outstanding voting securities, upon twenty-five (25) days' written notice to the Sub-Adviser; (b) by the Adviser at any time without penalty, upon twenty-five (25) days' written notice to the Sub-Adviser or (c) by the Sub-Adviser at any time without penalty, upon sixty
(60) days' written notice to the Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

     This Agreement will terminate immediately upon written notification from the Adviser or the Company if the Investment Management Agreement terminates with respect to the Funds. Further, the Adviser may terminate this Agreement upon the instruction or request by the Sierra Club at any time based on past, present or future conduct of the Sub-Adviser in respect of environmental issues that the Sierra Club determines (i) constitutes a Termination Default (as defined below), or (ii) violates Sierra Club environmental principles or standards. Any termination of this Agreement will be without prejudice to the completion of transactions already initiated by the Sub-Adviser on behalf of the Funds at the time of such termination. The Sub-Adviser shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps.

     "Termination Default" means (a) the purchase by the Funds of a security, other than a Government Security, (i) issued by an entity that was not on a list of Environmentally Qualified Investments provided to the Sub-Adviser by the Adviser at or before the time of purchase, or (ii) not included among securities the Sierra Club has otherwise indicated in writing would be added to such a list, the names of which securities will be provided to the Sub-Adviser by the Adviser, if such purchase of a security under (i) or (ii) is not promptly cured, at no cost to the Funds within thirty days after the sub-Adviser receives notice of such purchase, or (b) except to the extent the Sub-Adviser has taken reasonable efforts to dispose of the affected security, the continued holding by the Fund of a security, other than a Government Security, issued by an entity that the Sierra Club has removed from the list of Environmentally Qualified Investments, provided the Sierra Club or the Adviser has given thirty (30) days' prior written notice of such removal to the Sub-Adviser, if any such holding after removal from the list is not promptly cured at no cost to the Funds (where the value of the security is measured on the close of business on the last day of the 30-day period), or (c) there occurs a series of events which result in a sequence of violations of the prohibitions described in (a) and (b) above.

     If there occurs an affiliation, relationship or dealing by the Sub-Adviser with an entity engaged in conduct, acts or omissions that are environmentally offensive in the judgment of the Sierra Club, and the Sierra Club gives the Adviser notice that the Sierra Club intends to exercise (or has exercised) its right to withdraw the license under the Sierra Club Agreement with respect to the Fund or the Sub-Adviser, the Adviser agrees to promptly notify the Sub-Adviser accordingly. After the Sub-Adviser receives that notice, the Sub-Adviser shall have the choice to do either of the following: (a) give written notice to the Adviser of termination of this Agreement at least 25 days in advance, which will terminate this Agreement at the conclusion of that 25-day period; or (b) waive its Sub-Advisory Fee and/or remit to Adviser amounts equal to the compensation payable by the Adviser to the Sierra Club under the Sierra Club Agreement with respect to a withdrawal of the license for that reason, which will be either the compensation that otherwise would have been payable by the Adviser to the Sierra Club for one (1) year had no termination occurred (based on assets upon termination), or the compensation payable by the Adviser to the Sierra Club under the Sierra Club Agreement with respect to a withdrawal of the license for that reason, which is one-half of the compensation that otherwise would have been payable by the Adviser to the Sierra Club for the term of the Sierra Club Agreement with respect to that Funds.

     Subject to (a) of the immediately preceding paragraph, these requirements to waive the Sub-Advisory Fee and/or pay the Adviser as a result of the termination of this Agreement shall survive the termination of this Agreement.

     15. Amendments. This Agreement may be amended at any time but only by the mutual agreement of the parties.

     16. Proxies. Unless the Company gives written instructions to the contrary, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities invested in by the Funds. The Sub-Adviser shall maintain a record of how the Sub-Adviser voted and such record shall be available to the Company upon its request. The Sub-Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the

Funds' shareholders and which is consistent with the principles and standards espoused by the Sierra Club.

     17. Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

     If to the Company:

          Forward Funds, Inc.
          433 California Street, Suite 1010
          San Francisco, CA  94104

     If to the Sub-Adviser:

          New York Life Investment Management, LLC
          470 Park Avenue South, 16/th/ floor
          New York, New York 10016

     If to the Adviser:

          Forward Management, LLC
          433 California Street, Suite 1010
          San Francisco, CA 94104

     18. Confidential Information. The Sub-Adviser shall maintain the strictest confidence regarding the business affairs of the Funds. Written reports furnished by the Sub-Adviser to the Company and the Adviser shall be treated by all of the parties as confidential and for the exclusive use and benefit of the Company and the Funds except as disclosure may be required by applicable law. Further, the Sub-Adviser shall not specifically disclose the Investment Screen or the list of Environmentally Qualified Investments to any third party without the express written permission of the Adviser and the Sierra Club, except as shall be required by law and with prior notice to the Adviser and the Sierra Club.

     Notwithstanding any provision herein to the contrary, the Sub-Adviser hereby agrees on behalf of itself and its directors, officers, and employees (1) to treat confidentially and as proprietary information of the Company (a) all records and other information relative to the Funds and its prior, present or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Act"), and (2) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Company, Regulation S-P or the Act, except after prior notification to and approval in writing by the Company. Such written approval shall not be required where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

     19. Third Party Beneficiary. The Adviser and Sub-Adviser agree that the Sierra Club is a third party beneficiary to this Agreement.

     20.  Miscellaneous.

     (a) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

     (b) Concurrently with the execution of this Agreement, the Sub-Adviser is delivering to the Adviser and the Company a copy of Part II of its Form ADV, as revised, on file with the SEC. The Adviser and the Company hereby acknowledge receipt of such copy.

     (c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     (e) Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Company or the Funds, except as otherwise contemplated herein.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of December 31, 2002.

FORWARD FUNDS, INC.


By: /s/ John P. McGowan
    -------------------
        Treasurer

NEW YORK LIFE INVESTMENT MANAGEMENT LLC


By: /s/ Wesley G. McCain
    --------------------
Name:   Wesley G. McCain
Title:  Senior Managing Director

FORWARD MANAGEMENT, LLC


By: /s/ J. Alan Reid, Jr.
    ---------------------
Name:   J. Alan Reid, Jr.
Title:  President

                                   Schedule A

                            Sierra Club Balanced Fund

                             Sierra Club Stock Fund